Exhibit 10.1

November 18, 2011

Tom L. Dobyns

25052 Linda Vista Drive

Laguna Hills, CA  92653

Dear Tom,

It is with great pleasure that I take this opportunity to place an offer of employment before you with Mission Community Bancorp.  I think that you will agree that the opportunity for future growth, both in career and personal challenge, are well represented in this employment opportunity.  On behalf of the Board of Directors of the Bank we offer the following:

Position:	President of Mission Community Bancorp and President & Chief Executive Officer of Mission Community Bank

Reporting to:	James Lokey, Chairman and Chief Executive Officer, Mission Community Bancorp

Start date:	TBD

Base Salary:

$300,000.00 per annum. Salary will be reviewed at least annually and may be adjusted accordingly based on performance. Our compensation philosophy is to pay our executives total cash compensation, (salary and bonus), in the 75 percentile based on individual and bank performance of peer banks.

Contract Payout:	$150,000.00 total, with $75,000.00 payable upon accepting and signing of the offer letter and $75,000.00 in January 2012.

Moving Expense:	Up to $10,000.00 to be paid directly to the moving company upon your relocation.

Annual Bonus:

The Bank incentive plan is currently being developed in compliance with recently issued Regulatory guidelines. The plan recommendation at this time is 25% of base salary for minimum achievement of goals, 50% for target achievement of goals and 75% for exceeds achievement of goals. For calendar year 2012, your bonus will be guaranteed at the 25% level or $75,000.00 and payable in the first quarter of 2013

Auto Allowance:	A car allowance of $1,200.00 per month or Bank Leased Auto at Banks discretion.

Stock Options:

Pursuant to the terms and conditions set forth in the Bancorp’s Stock Option Plan, you will be initially granted non-qualified options to purchase 75,000 shares of common stock of the Bancorp at $5.00 per share. It is the banks intent to target your continued ownership in the company with options at the 1% level based on individual and bank performance as reviewed and approved by the Board of Directors at least annually.

Club Membership:	Membership to San Luis Obispo Country Club in your name with monthly dues and business expenses to be paid by the bank

Severance:

In the event of a change of control, to be further defined, twenty-four months of base salary, payment of target annual bonus opportunity, immediate vesting of all stock options, and medical insurance paid for twelve months. Executive and Senior Management may not realize severance awards until the Bank is no longer under TARP or other regulatory restrictions. At such time, you will be eligible to the agreed upon severance pay.

Additional Benefits:

	•	Eligibility to participate in 401(k) and Profit Sharing Plan
	•	Four weeks of paid vacation
	•	Customary holiday pay, sick leave and personal choice days
	•	Customary insurance benefits
	•	Out of pocket expenses for an annual executive physical exam to be paid by the bank

Tom, I look forward to working with you.  I am certain you will find Mission Community Bancorp offers extraordinary opportunities, and that your position will be challenging, rewarding and satisfying.

Please acknowledge your receipt of this letter and your understanding of the terms outlined therein by signing an enclosed copy of this letter and returning it to me.

Sincerely,	Accepted:
/s/ James W. Lokey	/s/ Tom Dobyns

James W. Lokey	Tom Dobyns
Chairman of The Board

Dated: 11/18/11